 Exhibit 99.1

EcoloCap Solutions Inc. (OTCBB: ECOS)

For Immediate Release

EcoloCap Solutions Inc. Takes Important Step Towards Production of its Nano Lithium X Battery

Ecolocap Solutions Inc. partners with Enersol Energy System to finalize manufacturing plans for its Korean production facility.

Barrington, IL – May 18, 2010 – EcoloCap Solutions Inc. (OTC-BB: ECOS) today announced that the Company has retained Enersol Energy System Solutions, a leading battery and energy system consulting firm in the U.S., to finalize its plans to build a production facility in Seoul, Korea and begin manufacturing its proprietary Nano Lithium X Battery.

In conjunction with EcoloCap’s personnel in the U.S. and South Korea, Enersol will first conduct a needs analysis for the proposed production facility. Subsequently, Enersol will determine the physical layout, the equipment required, and perform a cost analysis. The Enersol report will serve as a basis for the construction of the facility, the purchasing and layout of the plant and equipment with the goal of maximizing production and quality while controlling cost.
The Nano Lithium X battery’s superior energy reserve represents a 50%+ cost advantage in the lithium battery market, and a marked competitive advantage over upper-end lead acid batteries for large storage applications, including the growing solar and wind energy markets.

Batteries for these new applications need to be light-weight, compact and have a wide operating temperature range. Solving the problems of traditional lithium-ion batteries, EcoloCap’s Nano Lithium X technology surpasses these requirements with its high-density storage capability and efficient performance in rugged environments.
Volts	Ahr	Weight in Lbs	Size in Inches	Cells
4.2	240 Ahr	12	17.91 x .61 x 13	1
4.2	1,440 Ahr	72	17.91 x 6 x 13	6
12.6	1.440 Ahr	216	17.91 X 18 X 13	18

Model		240
Capacity	Ah	240.00
Volumetric energy density	Wh/l	1.17
Mass energy density	Wh/Kg	185.19
Mass	Kg	5.44
Voltage	V	4.20
Charging Voltage	V	4.20
Minimum Voltage	V	2.70
Capacity	Wh	1,008.00

EcoloCap Solutions Inc. | 1250 South Grove Avenue | Suite 308 | Barrington, IL 60010 | T (866) 479-7041 | www.EcoloCap.com

Battery Overview (Without BMS)
	ECOS Nano	Lead Acid	Li (All Types)
$/WHr	.21 - .45	.17 - .68	.39 - 1.5
Heat Problems	No	Yes	Yes
Temperature Constraints	No	Yes	Yes
Gassing	No	Yes	Yes
Quick Charge	Yes	No	No
Maximum Full Charge and Discharge Cycles	4,000 +	200	1,000
Low Internal Resistance	Very Low	Med - Very High	Low - High
Maximum Discharge Allowances	5 x Current +	.05 Current	2 x Current

“Following the independent test results from Exponent that confirmed the superiority of our battery technology, we are now focused on rapidly bringing the Nano Lithium X battery to market. With the help of Enersol’s experienced team, we are prudently but expeditiously developing a roadmap to maximize value for our shareholders,” said EcoloCap Solutions, Inc. CEO Michael Siegel.
Management is actively exploring strategic partnership opportunities with leading battery manufacturers in the U.S., Europe and Asia.  With the lithium-ion battery market expected to reach $16 billion by 2020 in the U.S. alone, EcoloCap’s Nano Lithium X batteries are entering the market at a perfect time. Strategic partnerships will help expedite the process of bringing the revolutionary batteries to market and position the Company to rapidly gain market share.

Company Contact Information:
EcoloCap Solutions Inc.
1250 South Grove Avenue, Suite 308
Barrington, Illinois 60010
Tel:  (866) 479-7041
Fax: (847) 919-8440
Email:  Info@EcoloCap.com

This press release may contain statements of a forward-looking nature regarding future events.  These statements are only predictions and actual events may differ materially.  Please refer to documents that EcoloCap Solutions Inc. files from time to time with the Securities and Exchange Commission for a discussion of certain factors that could cause actual results to differ materials from those contained in the forward-looking statements.

EcoloCap Solutions Inc. | 1250 South Grove Avenue | Suite 308 | Barrington, IL 60010 | T (866) 479-7041 | www.EcoloCap.com